Exhibit 99.1
REPROS’ LEAD PRODUCT PROELLEX TO ENTER PHASE 3 FOR THE
TREATMENT OF UTERINE FIBROID INDICATIONS
Live Conference Call December 4th at 12:00 p.m. Eastern Time
The Woodlands, TX, December 3, 2007 — Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced the outcome of its Type B meeting held with the Food and Drug Administration on November 30, 2007. The purpose of this meeting was to review results from the clinical trials of Proellex® conducted to date and to discuss the initiation of Phase 3 studies. In addition, Repros also discussed conducting clinical trials for a new indication as a short course treatment of anemia due to excessive menstrual bleeding associated with uterine fibroids (“uterine fibroid-induced anemia”).
During the course of the meeting the FDA agreed that Proellex, indicated as a presurgical treatment for the correction of anemia associated with excessive bleeding due to the presence of uterine fibroids, is acceptable. The agency suggested that this indication would be best considered under a separate IND. Repros will submit an IND to commence two pivotal Phase 3 studies for the indication as soon as possible. Each study will consist of 75 patients comparing 25 and 50 mg Proellex to placebo for 3 months in a double blind fashion. The primary endpoint will be the comparative change of hemoglobin in the Proellex and placebo treatment groups. Additional clinical safety data will be obtained from other ongoing and planned Proellex studies in at least 100 patients who have been exposed to Proellex for at least 6 months. In the recently completed Phase 2 uterine fibroid study of Proellex, the drug achieved a statistically significant increase in hemoglobin as compared to placebo at the end of the 3 month study (p<0.003).
Andre van As, M.D., Ph.D., the Company’s Senior VP of Clinical and Regulatory Affairs, said, “Based on our meeting with the FDA, uterine fibroid-induced anemia is a new indication for Proellex which is a realistically achievable goal for what we believe is a best-in-class selective progesterone receptor modulator. We are excited about this new opportunity and look forward to commencing our pivotal Phase 3 clinical trials for this indication, during the first quarter of 2008. Based on this aggressive plan, we anticipate being in a position to file our NDA with the FDA for this first indication by the end of 2008.”
The FDA also provided a preliminary review for Repros’ plans for Phase 3 pivotal efficacy protocols for the chronic treatment of symptoms associated with uterine fibroids. The FDA agreed that the pivotal clinical trials will consist of 2 four-month double blind placebo controlled studies. The FDA concurred that the concept of off-drug periods (drug holidays) between treatment periods is acceptable. The FDA in addition requires long-term safety studies of at least 200 patients for a minimum period of one year on drug, which incorporating off drug periods, could last between sixteen and twenty-four months in total, with the final duration of drug exposure to be determined by the FDA as data from ongoing studies continues to evolve. For this chronic indication, the FDA suggested a safety data base of 1500 patients which may be derived from studies of Proellex for all indications, doses and durations of exposure. Repros has suggested the use of a quality of life instrument (UFSQOL) as a potential primary endpoint for the pivotal studies in the future. In the recently completed Phase 2 uterine fibroid study, the UFSQOL indicated Proellex achieved a clinically and statistically highly significant improvement in symptom severity (p<0.0001). Repros will submit Phase 3 protocols for FDA review in the first Quarter of 2008 and plans to commence these Phase 3 studies shortly thereafter.
Joseph Podolski, President and CEO of Repros, stated “I am pleased with the outcome of the Type B meeting with the FDA. We look forward to commencing our pivotal programs for Proellex. Our current cash of $26.7 million allows us to commence these studies in an aggressive fashion.”
Repros Conference Call
Repros management will hold a conference call to discuss the company’s future product clinical development plans for Proellex in the treatment of uterine fibroid-induced anemia, uterine fibroids and endometriosis, and to answer investor questions. The call will be held at 12:00 p.m. Eastern Time on December 4, 2007. Investors can access the call by dialing 866-322-1159 (within North America) or 416-640-3404 (International).
You can access a replay of the taped conference call approximately 2 hours after the completion of the conference call until approximately 12:00 p.m. Thursday, December 6, 2007, by dialing 888-203-1112 (North America) and 647-436-0148 (International). The passcode is 3483523. You can also access the replay via our website at www.reprosrx.com.
About Repros Therapeutics Inc.
Repros Therapeutics Inc. is engaged in the clinical development of small molecule therapeutics for the treatment of reproductive system disorders that have significant market potential and are currently underserved. We are developing our lead product Proellex®, which is a selective blocker of the progesterone receptor, for the treatment of uterine fibroids, endometriosis and as a short course treatment for uterine fibroid-induced anemia. Uterine fibroids affect numerous women of childbearing age in the U.S. and result in a significant number of hysterectomies each year and endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.
Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex for the treatment of symptoms associated with uterine fibroids and patients from that study have been enrolled into a one-year open-label safety study. We intend to initiate pivotal Phase 3 clinical trials for the treatment of uterine fibroids and for the treatment of uterine fibroid-induced anemia in the first quarter of 2008 and anticipate filing a NDA for the anemia indication by year-end 2008. Repros also recently completed a Proellex six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and has initiated a U.S. Phase 2 study for this indication in the third quarter of 2007.
Our second drug candidate, Androxal™, is designed to restore normal pituitary response resulting in normalization of testosterone levels. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal non-pivotal six-month U.S. Phase 3 clinical trial and has enrolled patients from this trial into a one-year open-label safety study. We intend to develop Androxal™ for the treatment of fertility preservation and improvement in patients that want to preserve their fertility while being treated for low testosterone associated with secondary hypogonadism. In addition, we also intend to develop Androxal for the treatment of men with idiopathic adult onset hypogonadotropic hypogonadism associated with glycemic and lipid dysregulation.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Joseph S. Podolski
President & CEO
(281) 719-3447